Exhibit 99.1

      ZymoGenetics Reports Third Quarter 2004 Financial Results;
     Major Business Development Initiatives Enable Greater Focus
                      on Genomics-Based Pipeline

    SEATTLE--(BUSINESS WIRE)--Nov. 4, 2004--ZymoGenetics, Inc. (Nasdaq:ZGEN) today reported its financial results for the third quarter and nine months ended September 30, 2004. The company reported a net loss of $22.0 million, or $0.41 per share, for the quarter ended September 30, 2004, compared to a net loss of $15.0 million, or $0.32 per share, in the prior year period. For the nine months ended September 30, 2004, the company's net loss was $65.4 million, or $1.23 per share, versus a net loss of $42.3 million, or $0.92 per share, in the comparable 2003 period.
    The company's financial condition remained strong, with cash, cash equivalents and short-term investments totaling $250.4 million as of September 30, 2004. This reported amount does not reflect approximately $96 million of net proceeds receivable in the fourth quarter from two transactions completed in October: a strategic alliance with Serono and a license of recombinant Factor XIII to Novo Nordisk.
    "ZymoGenetics successfully accomplished a number of critical events over the past several months. In keeping with our strategy of monetizing our broad pipeline while retaining U.S. rights for our core products, we signed two significant alliance and licensing agreements, and each offers sizeable financial rewards," said Bruce L.A. Carter, Ph.D., President and Chief Executive Officer of ZymoGenetics. "In addition, we began clinical development of TACI-Ig as a treatment for B-cell malignancies. Clinical trials with our lead candidates for treating cancer, autoimmune diseases and surgical bleeding continue to move ahead. Finally, we hired a well-known industry veteran, Doug Williams, as our new Chief Scientific Officer and Executive Vice President."
    Revenues for the quarter increased to $11.9 million versus $8.2 million for the same period in the prior year. The increase was primarily attributable to several license fees and milestone payments earned in the current year period. These included a milestone payment from Novo Nordisk related to the start of IL-21 clinical trials outside North America; fees earned from Novo Nordisk related to the license of IL-28, IL-29 and IL-31 outside North America; and continued recognition of IL-20 license fee revenue received from Novo Nordisk earlier this year. An increase in royalty revenues also contributed to the overall revenue increase.
    Research and development expenses for the quarter increased to $27.0 million, compared to $17.5 million for the comparable quarter of 2003. The increase was primarily attributable to increased clinical development costs, including those resulting from higher development staffing levels and external contracts for process development and manufacturing of the company's product candidates, as well as increased payments to Serono to cover the company's share of TACI-Ig development costs. Also contributing to the increase were cost reimbursements in the prior year earned from Novo Nordisk related to the preclinical development of IL-21, which were recorded as reductions to expense.
    General and administrative expenses for the quarter increased to $4.8 million, compared to $3.8 million for the comparable 2003 quarter, reflecting costs associated with business development activities, compliance with the Sarbanes-Oxley Act, and growth in other areas supporting the company's business, particularly human resources and information technology.

    Recent Highlights

    Recent company highlights since the start of the third quarter of 2004 include the following:

    Product Development

    -- Together with our collaborator Serono, began clinical trials of TACI-Ig, examining the effects of treatment in systemic lupus erythematosus and rheumatoid arthritis patients.

    -- Received regulatory clearance to proceed with testing of TACI-Ig in patients with B-cell malignancies, and announced plans, together with our collaborator Serono, to begin two clinical trials of TACI-Ig in multiple myeloma patients and in patients with other forms of B-cell cancer.

    -- Earned a milestone payment related to the start of IL-21 clinical trials outside North America by Novo Nordisk A/S.

    -- Continued enrollment in the Phase 1 study of IL-21 in cancer patients and Phase 2 studies of recombinant human Thrombin in surgical bleeding.

    Business Development

    -- Entered into a broad strategic alliance with Serono involving both co-research and co-development of genomics-derived proteins, which is structured to enhance the company's ability to identify new development candidates, and to facilitate the clinical and commercial development of such candidates. The company receives $81.25 million from Serono upfront, including a $50 million investment in common stock.

    -- Completed a worldwide license of recombinant Factor XIII to Novo Nordisk A/S, facilitating the company's strategic product development objectives, while retaining a significant economic interest in the product candidate. The company receives $15 million upon signing, with $62 million of potential development milestone payments and potential royalties on sales.

    -- Announced license agreements with Novo Nordisk A/S, granting exclusive rights outside North America to ZymoGenetics' patents covering IL-28A, IL-29 and IL-31, proteins with antiviral and anti-inflammatory therapeutic potential.

    Corporate Leadership

    -- Hired Dr. Douglas E. Williams as Chief Scientific Officer and Executive Vice President, replacing Dr. Frank Collins, who is retiring. Dr. Williams brings to ZymoGenetics over fifteen years of experience within the biotechnology industry, including previous positions as Executive Vice President and Chief Technology Officer at Immunex Corporation and Chief Scientific Officer at Seattle Genetics.

    -- Appointed James A. Harper to the company's Board of Directors effective July 1, 2004. Mr. Harper has thirty years of global experience in the pharmaceutical and medical device industries, and recently retired from the post of Group Vice President of Global Marketing and Sales at Eli Lilly and Company.

    Upcoming Event

    ZymoGenetics senior management will hold an Analyst & Investor Briefing on Friday, December 10 from 9:30 am to 1:00 pm, at the Four Seasons Hotel in New York City. To attend this session, please contact Susan Specht at 206-442-6592 or spechts@zgi.com.

    About ZymoGenetics

    ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. The Company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.
    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in ZymoGenetics' public filings with the Securities and Exchange Commission, including ZymoGenetics' Annual Report on Form 10-K for the year ended December 31, 2003. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.


                          ZYMOGENETICS, INC.
                       STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                             (unaudited)

                              Three Months Ended   Nine Months Ended
                                 September 30,        September 30,
                              ----------------------------------------
                                 2004      2003       2004      2003
                               --------  --------   --------  --------
Revenues:
  Royalties                   $  3,408  $  2,325   $  8,181  $  7,085
  Option fee                     1,875     1,875      5,625     5,625
  License fees and milestone
   payments                      6,653     4,012     12,171     7,456
                               --------  --------   --------  --------
    Total revenues              11,936     8,212     25,977    20,166
Operating expenses:
  Research and development,
   excluding noncash stock-
   based compensation           26,963    17,504     68,871    46,471
  General and administrative,
   excluding noncash stock-
   based compensation            4,758     3,821     13,153    11,595
  Noncash stock-based
   compensation expense          1,490     1,707      7,822     5,371
                               --------  --------   --------  --------
    Total operating expenses    33,211    23,032     89,846    63,437
                               --------  --------   --------  --------
Loss from operations           (21,275)  (14,820)   (63,869)  (43,271)
Other (expense) income, net       (727)     (175)    (1,496)      977
                               --------  --------   --------  --------
Net loss                      $(22,002) $(14,995)  $(65,365) $(42,294)
                               ========  ========   ========  ========
Basic and diluted net loss
 per share                    $  (0.41) $  (0.32)  $  (1.23) $  (0.92)
                               ========  ========   ========  ========
Weighted-average number of
 shares used in computing net
 loss per share                 53,762    46,221     53,225    46,037
                               ========  ========   ========  ========


                            BALANCE SHEETS
                            (in thousands)
                             (unaudited)
                                                   Sept. 30,  Dec. 31,
                                                       2004      2003
                                                    --------  --------
Cash, cash equivalents and short-term investments  $250,372  $299,892
Other current assets                                 10,033     8,652
Property and equipment, net                          69,890    62,341
Other assets                                          5,372     5,024
                                                    --------  --------
   Total assets                                    $335,667  $375,909
                                                    ========  ========
Current liabilities                                $ 19,508  $ 21,131
Lease obligation                                     65,839    50,570
Construction advance from landlord                       --     7,918
Other non-current liabilities                         8,088     8,375
Shareholders' equity                                242,232   287,915
                                                    --------  --------
   Total liabilities and shareholders' equity      $335,667  $375,909
                                                    ========  ========



    CONTACT: ZymoGenetics
             John Calhoun, 206-442-6744 (Investor Relations)
             Susan W. Specht, 206-442-6592 (Media Relations)